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Disclaimer: The Rancho California Water District Financing Authority and the Rancho California Water District have not prepared or reviewed this Pricing Supplement and are not responsible for its contents. The Rancho California Water District Financing Authority and the Rancho California Water District do not guarantee the completeness or accuracy of the information presented herein.

PRICING SUPPLEMENT
(To Prospectus dated September 19, 2001 and Prospectus Supplement dated October 25, 2001)

$66,280,000
principal amount plus interest
liquidity facility
of
FGIC Securities Purchase, Inc.
in support of
RANCHO CALIFORNIA WATER DISTRICT FINANCING AUTHORITY
Adjustable Rate Revenue Bonds, Series of 2001B

Date of the Bonds: Date of Delivery	Due: August 1, 2031

    Liquidity Facility:  We are providing a liquidity facility in the form of a standby bond purchase agreement for the bonds described in this prospectus supplement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

    Terms of the Bonds:  The bonds are special limited obligations of the Rancho California Water District Financing Authority, a joint powers authority, organized and existing under the laws of California. The bonds are payable solely from installment payments paid by the Rancho California Water District under an installment purchase agreement and the amounts held in certain funds and accounts established under an indenture. The bonds are subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this prospectus supplement.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement, the prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Our obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being sold under a separate disclosure document. Our obligations may not be traded separately from the bonds. This pricing supplement, the prospectus supplement and the prospectus, appropriately supplemented may also be delivered in connection with any remarketing of bonds purchased by us.

    Unless the context otherwise requires, the terms "company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information below the heading "The Company," located in the prospectus accompanying this prospectus supplement.

UBS PaineWebber Inc.

The date of this pricing supplement is October 31, 2001

    You should rely only on the information contained or incorporated by reference in this pricing supplement, the prospectus supplement or the prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

INTRODUCTION

    We are providing you with this prospectus supplement to furnish information regarding our obligations under a liquidity facility in the form of a standby bond purchase agreement in support of $66,280,000 aggregate principal amount of Rancho California Water District Financing Authority Adjustable Rate Revenue bonds, Series of 2001B which will be issued on or about November 1, 2001 by the Rancho California Water District Financing Authority, a joint powers authority, organized and existing under the laws of California. The bonds are being issued by the Authority in accordance with the Marks-Roos Local bond Pooling Act of 1985, constituting Article 4 of Chapter 5 of Division 7 of Title 1 of the California Government Code (beginning with Section 6584).

    BNY Western Trust Company has been appointed to act as trustee for the bonds. We will enter into a standby bond purchase agreement with the trustee, which will obligate us under certain circumstances to purchase unremarketed bonds from the owners optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement with General Electric Capital Corporation which will irrevocably obligate GE Capital to loan funds to us as needed to purchase bonds. Our obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

    GE Capital has the unilateral right to assign its rights and obligations pursuant to the terms of the standby loan agreement, subject only to confirmation from the applicable rating agency that the assignment will not result in a lower credit rating of the obligations. This means that GE Capital will be released of all liabilities and obligations under any standby loan agreement which it has assigned.

DESCRIPTION OF THE BONDS

General Provisions

    The bonds are being issued pursuant to the Constitution and laws of the State of California, and particularly the statutory provisions relating to the joint exercise of powers contained in Chapter 5, Division 7, Title 1 of the Government Code of the State. The bonds will be issued in fully registered form without coupons and when issued will be registered in the name of Cede & Co., as nominee of The Depository Trust Company. See "Book-Entry System"below.

    The bonds are issued in denominations of $5,000 and any integral multiple of $5,000, with respect to any long-term interest rate period for the bonds. The bonds are issued in denominations of $100,000 and any integral multiple $100,000 (except that one bond may be in the amount of $100,000 and a whole multiple of $5,000 in excess $100,000), with respect to any short-term interest rate period, daily interest rate period or weekly interest rate period for the bonds.

    Interest on the bonds will be payable the first Wednesday of each calendar month, or, if such first Wednesday will not be a business day, the next succeeding business day, beginning on December 5, 2001, with respect to any weekly interest rate period and with respect to any bonds owned by us. Interest on the bonds will be payable on the fifth business day of each calendar month, with respect to any daily interest rate period. Interest on the bonds will be payable each February 15 and August 15, or, if any such February 15 or August 15 will not be a business day, the next succeeding business day, with respect to any long-term interest rate period. Interest on the bonds will be payable the day after

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the last day of any bond interest term. Interest on the bonds will be payable the day after the last day of each interest rate period. Principal of the bonds will be payable on August 1, 2031, subject to redemption from mandatory sinking fund installments. See "Redemption—Mandatory Redemption" herein.

    Interest on the bonds will be payable by check of the trustee, mailed to the owner of record at the address of such owner shown on the bond registration books maintained by the trustee, or by wire transfer at the written request of any owner of bonds in the aggregate principal amount of $1,000,000 or more, which written request is filed with the trustee 20 days prior to any interest payment date. The principal of the bonds is payable upon presentation and surrender at the principal corporate trust office of the trustee in Los Angeles, California. While the bonds are held in the DTC book-entry system, all such payments will be made to Cede & Co. as the registered owner of the bonds for subsequent transmittal to the beneficial owners. See "Book-Entry System" herein.

Interest Rate Provisions

    Weekly Rate

    Determination of Weekly Interest Rate. The bonds will initially bear interest at the weekly interest rate until converted to another rate or until becoming owned by us (at which time they will evidence interest at the rate set forth under the standby bond purchase agreement until such time as they are no longer owned by us). The bonds may bear interest at the daily rate, weekly rate, long-term rate or bond interest term rate.

    The first weekly interest rate determined for each weekly interest rate period (other than the initial weekly interest rate period) will be determined on or prior to the first day of such weekly interest rate period and will apply to the period beginning on the first day of such weekly interest rate period and ending on the next succeeding Tuesday. After that first period, each weekly interest rate will apply to the period beginning on a Wednesday and ending on the next succeeding Tuesday, unless such weekly interest rate period will end on a day other than a Tuesday, in which case the last weekly interest rate for such weekly interest rate will apply to the period beginning on a Wednesday preceding the last day of such weekly interest rate period and ending on the last day of such weekly interest rate period.

    The weekly interest rate will be the rate of interest per annum determined by the remarketing agent (based on the examination of tax-exempt obligations comparable, in the judgment of the remarketing agent, to the bonds and known by the remarketing agent to have been priced or traded under then-prevailing market conditions) to be the minimum interest rate which, if borne by the bonds, would enable the remarketing agent to sell the bonds on such date of determination at a price (without regarding accrued interest) equal to the principal amount of such bonds. In the event that the remarketing agent fails to establish a weekly interest rate for any week, then the weekly interest rate for such week will be the same as the weekly interest rate for the immediately preceding week if the weekly interest rate for such preceding week was determined by the remarketing agent. In the event that the weekly interest rate for the immediately preceding week was not determined by the remarketing agent, or in the event that the weekly interest rate determined by the remarketing agent will be held to be invalid or unenforceable by a court of law, then the interest rate for such week will be equal to 100% of the PSA Municipal Swap Index of Municipal Market Data, a Thomson Financial Services Company as published in The Wall Street Journal, or its successors or assigns, made available for the week preceding the date of determination, or if such index is no longer available, or no such index was so made available, for the week preceding the date of determination, 70% of the interest rate on 30-day high grade unsecured commercial paper notes sold through dealers by major corporations as reported in The Wall Street Journal on the day the weekly interest rate would otherwise be determined as provided herein for such weekly interest rate period as specified by the

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Authority to the trustee. Notwithstanding the foregoing no holder of a bond will be paid interest for any period at a rate higher than the maximum rate of 12%.

    Adjustment to Weekly Interest Rate. The Authority, by written order to the trustee, the tender agent, us and the remarketing agent, may elect, subject to certain circumstances, that the bonds will bear interest at a weekly interest rate. Such direction of the Authority will specify: the effective date of such adjustment to a weekly interest rate, which will be a business day not earlier than the 30th day following the second business day after receipt by the trustee of such direction, in the case of an adjustment from a long-term interest rate period, the day immediately following the last day of the then-current long-term interest rate period or a day on which the bonds would otherwise be subject to optional redemption if such adjustment did not occur, and in the case of an adjustment from a daily interest rate period or short-term interest rate period, the day immediately following the last day of the interest rate period; and the date of delivery for such bonds to be purchased (if other than such effective date). In addition, the direction of the Authority will be accompanied by an opinion of bond counsel and by a form of notice to be mailed to the owners of the bonds by the trustee. During each weekly interest rate period beginning on a date so specified and ending on the day immediately preceding the effective date of the next succeeding interest rate period, the interest rate borne by the bonds will be a weekly interest rate.

    Notice of Adjustment to Weekly Interest Rate. The trustee will give notice by first-class mail of an adjustment to a weekly interest rate period to the owners of the bonds not less than 30 days prior to the effective date of such weekly interest rate period. Such notice will state: that the interest rate on the bonds will be adjusted to a weekly interest rate unless bond counsel fails to deliver to the trustee, the Authority and the remarketing agent an opinion of bond counsel as to such adjustment on the effective date of such adjustment in the interest rate period, in which case the bonds, if being adjusted from a daily interest rate period or a short-term interest period, will continue to bear interest at a daily interest rate or bond interest term rates, as the case may be, as in effect immediately prior to such proposed adjustment in the interest rate period, or if the bonds are being adjusted from a long-term interest rate period, the bonds will be adjusted to bear interest at a weekly interest rate; the effective date of such weekly interest rate period; and that the bonds are subject to mandatory tender for purchase on such effective date, setting forth the applicable purchase price.

    Daily Interest Rate

    Determination of Daily Interest Rate. During each daily interest rate period with respect to any bonds bearing interest at the daily interest rate, such bonds will bear interest at the daily interest rate, which will be determined by the remarketing agent for such bonds on each business day for such business day and communicated to the trustee by facsimile. The daily interest rate will be the rate of interest per annum determined by such remarketing agent (based on an examination of tax-exempt obligations comparable, in the judgment of such remarketing agent, to such bonds and known by such remarketing agent to have been priced or traded under then-prevailing market conditions) to be the minimum interest rate which, if borne by such bonds, would enable such remarketing agent to sell such bonds on such business day at a price (without regarding accrued interest) equal to the principal amount of the bonds. The daily interest rate for any day for the bonds which is not a business day will be the same as the daily interest rate for the immediately preceding business day. If for any reason a daily interest rate for the bonds is not so established for any business day by the remarketing agent for such bonds, the daily interest rate for such business day will be the same as the daily interest rate for such bonds for the immediately preceding day and such rate will continue until the earlier of the date on which such remarketing agent determines a new daily interest rate for such bonds or the seventh day succeeding the first such day on which such daily interest rate is not determined by such remarketing agent. In the event that the daily interest rate for the bonds will be held to be invalid or unenforceable by a court of law, or the remarketing agent for such bonds fails to determine a new daily interest rate for such bonds for a period of seven days as described in the second clause of the

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immediately preceding sentence, the interest rate applicable to such bonds will be determined by the Authority and will be the interest rate per annum equal to 68% of the rate on 30-day high grade unsecured commercial paper notes sold through dealers by major corporations as reported in The Wall Street Journal for each business day and for the next preceding business day for each day which is not a business day until such daily interest rate is again validly determined by such remarketing agent.

    Adjustment to Daily Interest Rate. The Authority, by written order to the trustee, the tender agent, the liquidity provider and the remarketing agent, may elect, subject to certain circumstances, that the bonds will bear interest at a daily interest rate. Such direction of the Authority will specify the proposed effective date of such adjustment to a daily interest rate which date will be a business day not earlier than the 30th day following the second business day after receipt by the trustee of such direction, in the case of an adjustment from a long-term interest rate period, the day immediately following the last day of the then-current long-term interest rate period or a day on which the bonds would be subject to optional redemption with respect to such bonds, in the case of an adjustment from a weekly interest rate period or short-term interest rate period, the day immediately following the last day of the interest rate period with respect to such bonds; and the date of delivery of such bonds to be purchased. In addition, the direction of the Authority will be accompanied by an opinion of bond counsel and by a form of notice to be mailed to the owners of the bonds by the trustee. During each daily interest rate period for the bonds beginning on a date so specified and ending on the day immediately preceding the effective date of the next succeeding interest rate period, the interest rate borne by such bonds will be a daily interest rate.

    Notice of Adjustment to Daily Interest Rate. The trustee will give notice by first-class mail of an adjustment to a daily interest rate period to the owners of the bonds not less than 30 days prior to the proposed effective date of such daily interest rate period. Such notice will state that the interest rate on the bonds will be adjusted to a daily interest rate unless bond counsel fails to deliver to the trustee, the Authority and the remarketing agent an opinion of bond counsel as to such adjustment on the effective date of such adjustment in the interest rate period, in which case the bonds, if being adjusted from a short-term interest period, will continue to bear interest at bond interest term rates as in effect immediately prior to such proposed adjustment in the interest rate period, or if the bonds are being adjusted from a weekly interest rate period or a long-term interest rate period, the bonds will be adjusted to bear interest at a weekly interest rate; the effective date of such daily interest rate period; and that such bonds are subject to mandatory tender for purchase on such proposed effective date and setting forth the applicable purchase price.

    Long-Term Interest Rate

    Determination of Long-Term Interest Rate. During each long-term interest rate period, the bonds (other than bonds owned by us) will bear interest at the long-term interest rate. The long-term interest rate for the bonds will be determined by the remarketing agent on a business day no later than the effective date of such long-term interest rate period with respect to the bonds. The long-term interest rate will be the rate of interest per annum determined by the remarketing agent (based on the examination of tax-exempt obligations comparable in the judgment of the remarketing agent to the bonds and known by the remarketing agent to have been priced or traded under then-prevailing market conditions) to be the minimum interest rate at which the remarketing agent will agree to purchase the bonds on such effective date for resale at a price (without regarding accrued interest) equal to the principal amount of the bonds. If, for any reason, the long-term interest rate is not so determined for any long-term interest rate period by the remarketing agent on or prior to the first day of such long-term interest rate period, then the bonds will bear interest at the weekly interest rate, and will continue to bear interest at a weekly interest rate determined in accordance with the indenture until such time as the interest rate on the bonds will have been adjusted to bond interest term rates or a long-term interest rate, and the bonds will be subject to purchase upon notice from the owners of the bonds.

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    Adjustment to or Continuation of Long-Term Interest Rate. The Authority, by written order to the trustee, the tender agent, the liquidity provider and the remarketing agent, may elect that the bonds will bear, or continue to bear, interest at a long-term interest rate. The direction of the Authority, required by the first sentence of this paragraph, will: specify the duration of the long-term interest rate period during which the bonds will bear interest at a long-term interest rate; will specify the effective date of such long-term interest rate period, which date will be a business day not earlier than the 30th day following the second business day after receipt by the trustee of such direction, in the case of an adjustment from a long-term interest rate period to another long-term interest rate period, the day immediately following the last day of the then-current long-term interest rate period or a day on which the bonds would otherwise be subject to optional redemption if such adjustment did not occur, and in the case of an adjustment from a short-term interest rate period, the day immediately following the last day of the short-term interest rate period; will specify the last day of such long-term interest rate period (which last day will be either the day immediately prior to the maturity date, or a day which both immediately precedes a business day and is at least 181 days after the effective date thereof); will specify a date on or prior to which owners are required to deliver such bonds to be purchased (if other than such effective date); and with respect to any such long-term interest rate period, may specify redemption prices.

    Such direction of the Authority will be accompanied by an opinion of bond counsel and by a form of the notice to be mailed by the trustee to the owners of the bonds.

    If, by the second business day preceding the 29th day prior to the last day of any long-term interest rate period, the trustee will not have received notice of the Authority's election that, during the next succeeding interest rate period, the bonds will bear interest at a weekly interest rate, a daily interest rate or a long-term interest rate, or at bond interest term rates, the next succeeding interest rate period will be a weekly interest rate period until such time as the interest rate on the bonds will be adjusted to a daily interest rate, a long-term interest rate or bond interest term rates and the bonds will be subject to mandatory purchase on the first day of such weekly interest rate period.

    In the event that the Authority will deliver to the liquidity provider, the remarketing agent, the tender agent and the trustee on or prior to the date that the interest rate for any long-term interest rate period is determined a notice to the effect that the Authority elects to rescind its election to have the bonds bear interest at a long-term interest rate, then the interest rate on the bonds will not be adjusted to a long-term interest rate, and the bonds will bear interest at a weekly interest rate, a daily interest rate or bond interest term rates as in effect prior to such event, or if the bonds were to be adjusted from a long-term interest rate, then the bonds will bear interest at a weekly interest rate for the period beginning on the date which would have been the effective date of such long-term interest rate period, and the bonds will continue to be subject to mandatory purchase on the day which would have been the effective date of such long-term interest rate period.

    Notice of Adjustment to or Continuation of Long-Term Interest Rate. Upon receipt of written order received by the trustee not less than five days prior to mailing, the trustee will give notice by first-class mail of an adjustment to a (or the establishment of another) long-term interest rate period to the owners of the bonds not less than 30 days prior to the effective date of such long-term interest rate period. Such notice will state: that the interest rate on the bonds will be adjusted to, or continue to be, a long-term interest rate unless bond counsel fails to deliver to the trustee, the Authority, the liquidity provider and the remarketing agent an opinion of bond counsel as to such adjustment in the interest rate period on the effective date of such adjustment, or the Authority will elect, on or prior to the date of determination of such long-term interest rate, to rescind its election to cause the adjustment of the interest rate on the bonds to a long-term interest rate, in which case the bonds, if being adjusted from a weekly interest rate period, daily interest rate period or a short-term interest rate period will continue to bear interest at a weekly interest rate, a daily interest rate or bond interest term rates as in effect immediately prior to such proposed adjustment in the interest rate period, or if the bonds are being

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adjusted from a long-term interest rate period, the bonds will be adjusted to bear interest at a weekly interest rate; the effective date and the last day of such long-term interest rate period; and that the bonds are subject to mandatory tender for purchase on such effective date and the purchase price applicable thereto.

    Adjustment from Long-Term Interest Rate Period. In addition to an adjustment from a long-term interest rate period on the day immediately following the last day of the long-term interest rate period, at any time during a long-term interest rate period (subject to the provisions set forth in this paragraph, the Authority may elect that the bonds (other than bonds owned by us) no longer will bear interest at a long-term interest rate and will instead bear interest at a weekly interest rate, daily interest rate, bond interest term rates or a new long-term interest rate, as specified in such election. In the notice of such election, the Authority will also specify the effective date of the new interest rate period, which date will be a business day no earlier than the 30th day after the second business day following the date of receipt by the trustee of the notice of election from the Authority, and a day on which the bonds will be subject to optional redemption.

    Bond Interest Term Rate

    Determination of Bond Interest Terms and Bond Interest Term Rates. During each short-term interest rate period, each bond (other than a bond owned by us) will bear interest during each bond interest term for such bond at the bond interest term rate for such bond. The bond interest term and the bond interest term rate for each bond need not be the same for any two bonds, even if determined on the same date. Each of such bond interest terms and bond interest term rates for each bond will be determined by the remarketing agent no later than the first day of each bond interest term and communicated to the trustee by facsimile. Except for any bond purchased on behalf of the Authority and remaining unsold by the remarketing agent at the close of business on the first day of the bond interest term, each bond interest term will be for a period of days within the range of ranges announced as possible bond interest terms no later than 9:00 a.m., New York City time, on the first day of each bond interest term by the remarketing agent. Each bond interest term for each bond will be a period of not less than one day nor more than 180 days, determined by the remarketing agent to be the period which, together with all other bond interest terms for all bonds then outstanding, will result in the lowest overall interest expense on the bonds over the next succeeding 180 days. Any bond purchased on behalf of the Authority and remaining unsold by the remarketing agent as of the close of business on the first day of the bond interest term for that bond will have a bond interest term of one day or, if that bond interest term would not end on a day immediately preceding a business day, a bond interest term ending on the day immediately preceding the next business day. Each bond interest term will end on either a day which immediately precedes a business day or on the day immediately preceding the maturity date. If for any reason a bond interest term for any bond cannot be so determined by the remarketing agent, or if the determination of such bond interest term is held by a court of law to be invalid or unenforceable, then such bond interest term will be 30 days, but if the last day so determined will not be a day immediately preceding a business day, will end on the first day immediately preceding the business day next succeeding such last day, or if such last day would be after the day immediately preceding the maturity date, will end on the day immediately preceding the maturity date. In determining the number of days in each bond interest term, the remarketing agent will take into account the following factors: existing short-term tax-exempt market rates and indices of such short-term rates; the existing market supply and demand for short-term tax-exempt securities; existing yield curves for short-term and long-term tax-exempt securities for obligations of credit quality comparable to the bonds; general economic conditions; economic and financial conditions that may affect or be relevant to the bonds; the bond interest terms of other bonds and such other facts, circumstances and conditions pertaining to financial markets as the remarketing agent, in its sole discretion, will determine to be relevant.

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    The bond interest term rate for each bond interest term for each bond (other than a bond owned by us) will be the rate of interest per annum determined by the remarketing agent (based on the examination of tax-exempt obligations comparable in the judgment of the remarketing agent to the bonds and known by the remarketing agent to have been priced or traded under then-prevailing market conditions) to be the minimum interest rate which, if borne by such bond, would enable the remarketing agent to sell such bond on the date and at the time of such determination at a price (without regarding accrued interest) equal to the principal amount of the bonds. If for any reason a bond interest term rate for any bond (other than a purchased bond) is not so established by the remarketing agent for any bond interest term, or such bond interest term rate is determined by a court of law to be invalid or unenforceable, then the bond interest term rate for such bond interest term will be the rate per annum equal to 70% of the interest rate on high grade unsecured commercial paper notes sold through dealers by major corporations as reported by The Wall Street Journal on the first day of such bond interest term and which maturity most nearly equals the bond interest term for which a bond interest term rate is being calculated.

    Adjustment to Bond Interest Term Rates. The Authority, by written order to the trustee, us, the tender agent, and the remarketing agent, may elect, subject to certain circumstances, that the bonds will bear interest at bond interest term rates. Such direction of the Authority will specify: the effective date of the short-term interest rate period during which the bonds will bear interest at bond interest term rates), which will be a business day not earlier than the 30th day following the second business day after receipt by the trustee of such direction, in the case of an adjustment from a long-term interest rate period, the day immediately following the last day of the then-current long-term interest rate period or a day on which the bonds would otherwise be subject to optional redemption if such adjustment did not occur; provided that, if prior to the Authority's making such election any bonds will have been called for redemption and such redemption will not have theretofore been effected, the effective date of such short-term interest rate period will not precede such date fixed for redemption, and in the case of an adjustment from a daily interest rate period or weekly interest rate period, the day immediately following the last day of such interest rate period; and the date of delivery of such bonds to be purchased (if other than such effective date). In addition, the direction of the Authority will be accompanied by an opinion of bond counsel and a form of the notice to be mailed by the trustee to the owners of the bonds. During each short-term interest rate period beginning on the date so specified and ending, with respect to each bond, on the day immediately preceding the effective date of the next succeeding interest rate period with respect to such bond, each bond will bear interest at a bond interest term rate during each bond interest term for such bond.

    Notice of Adjustment to Bond Interest Term Rates. The trustee will give notice by first-class mail of an adjustment to a short-term interest rate period to the owners of the bonds not less than 30 days prior to the effective date of such short-term interest rate period. Such notice will state that the bonds will bear interest at bond interest term rates unless bond counsel fails to deliver to the trustee, the Authority and the remarketing agent an opinion of bond counsel as to such adjustment on the effective date of such adjustment in the interest rate period, in which case the bonds, if being adjusted from a daily interest rate period or a weekly interest rate period, will continue to bear interest at a daily interest rate or a weekly interest rate, as the case may be, as in effect immediately prior to such proposed adjustment in the interest rate period, or if the bonds are being adjusted from a long-term interest rate period, the bonds will be adjusted to bear interest at a weekly interest rate, and that during such short-term interest rate period, each bond will have one or more consecutive bond interest terms during each of which such bond will bear a bond interest term rate; the effective date of such short-term interest rate period, and that the bonds are subject to mandatory tender for purchase on the effective date of such short-term interest rate period, setting forth the applicable purchase price.

    Adjustment from Short-Term Interest Rate Period. At any time during a short-term interest rate period, the Authority may elect that the bonds no longer will bear interest at bond interest term rates

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and will instead bear interest at a weekly interest rate, a daily interest rate or a long-term interest rate, as specified in such election.

    The date on which all bond interest terms determined will end will be the last day of the then-current short-term interest rate period and the day next succeeding such date will be the effective date of the daily interest rate period, weekly interest rate period or long-term interest rate period elected by the Authority.

Optional Purchase of Bonds

    During Weekly Interest Rate Period.  During any weekly interest rate period, any bond (other than a purchased bond) will be purchased (in whole) from its holder at the option of the holder on any business day at a purchase price equal to the principal amount of the bonds plus accrued interest, if any, from and including the interest accrual date immediately preceding the date of purchase through and including the day immediately preceding the date of purchase, unless the date of purchase will be an interest accrual date, in which case at a purchase price equal to the principal amount of the bonds, payable in immediately available funds, upon delivery to the tender agent and trustee at their principal offices for delivery of notices of an irrevocable written notice which states the principal amount of such bond and the date on which the same will be purchased, which date will be a business day not prior to the seventh day next succeeding the date of the delivery of such notice to the tender agent and trustee.

    During Daily Interest Rate Period.  During any daily interest rate period for any of the bonds, any bond will be purchased (in whole) from its holder at the option of the holder on any business day at a purchase price equal to the principal amount of the bonds plus accrued interest, if any, from and including the interest accrual date immediately preceding the date of purchase through and including the day immediately preceding the date of purchase, unless the date of purchase will be an interest accrual date in which case at a purchase price equal to the principal amount of the bonds, payable in immediately available funds, upon delivery to the tender agent and trustee at their principal offices for delivery of notices, by no later than 10:30 a.m., New York City time, on such business day, of an irrevocable written notice or an irrevocable telephonic notice, promptly confirmed by tested telex, telecopy or other writing, which states the principal amount of such bonds and the date of purchase.

Mandatory Tender of Bonds

    On Day Next Succeeding the Last Day of Each Bond Interest Term.  On the day next succeeding the last day of each bond interest term for a bond, unless such day is the maturity date or the first day of a new interest rate period (in which event such bond will be subject to mandatory purchase), the holder of such bond will be required to tender such bond, and such bond will be purchased from its holder at a purchase price equal to the principal amount of the bonds payable in immediately available funds. The purchase price of any bond so purchased will be payable only upon surrender of such bond to the tender agent at its principal office for delivery of bonds, accompanied by an instrument of transfer thereof, in form satisfactory to the tender agent, executed in blank by the holder of the bonds or his duly authorized attorney, with such signature guaranteed by an eligible guarantor institution.

    On First Day of Each Interest Rate Period.  The bonds will be subject to mandatory tender for purchase on the first day of each interest rate period, or on the day which would have been the first day of a new interest rate period had one of the events specified in the indenture not occurred which resulted in the interest rate on the bonds not being adjusted, at a purchase price, payable in immediately available funds, equal to the principal amount of the bonds or, in the case of a purchase on the first day of an interest rate period which will be preceded by a long-term interest rate period and which will commence prior to the day originally established as the last day of such preceding long-term interest rate period, at a purchase price equal to the optional redemption price which would have been applicable to the bonds on such mandatory purchase date if such preceding long-term

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interest rate period had continued to the day originally established as its last day, plus accrued interest, if any.

    Upon Termination, Expiration, Reduction, Modification or Replacement of the Liquidity Facility.  If at any time the trustee will give notice that any bond or bonds which, at such time, are subject to purchase under the liquidity facility as then in effect, will on the date specified in such notice cease to be purchasable under such liquidity facility as a result of the termination or expiration of the term of such liquidity facility, or such liquidity facility being reduced, replaced or modified with the effect that the purchase price of such bond or bonds are no longer payable from such liquidity facility (in each case, whether or not any alternate liquidity facility has been obtained); or the liquidity provider notifying the trustee that an "Event of Default" has occurred under the liquidity facility and that the liquidity provider is terminating the liquidity facility in accordance with its terms, then on the earlier of the fifth business day after receipt of any notice preceding any termination, expiration, reduction, modification or replacement of the liquidity facility or the second business day prior to the date of termination, expiration, reduction, modification or replacement each such bond or bonds will be purchased or deemed purchased.

    Notice of Mandatory Tender for Purchase.  In connection with any mandatory tender for purchase of bonds, the trustee will give notice of a mandatory tender for purchase as a part of the notice given. Such notice will state in the case of a mandatory tender for purchase on the first day of each interest rate period, the type of interest rate period to commence on such mandatory purchase date; in the case of a mandatory tender for purchase upon termination, expiration, reduction, modification or replacement of the liquidity facility, that the liquidity facility will expire, terminate, be reduced, be replaced, be modified and that the bonds will no longer be purchasable under the liquidity facility then in effect or that the coverage thereof with respect to the bonds will be reduced and that any rating applicable thereto may be reduced or withdrawn; that the purchase price of any bond so subject to mandatory purchase will be payable only upon surrender of such bond to the tender agent at its principal office for delivery of bonds, accompanied by an instrument of transfer thereof, in form satisfactory to the tender agent, executed in blank by the holder of the bonds or his duly authorized attorney, with such signature guaranteed by an eligible institution; that, provided that moneys sufficient to effect such purchase have been provided through the remarketing of such bonds by the remarketing agent or through the liquidity facility, all bonds so subject to mandatory tender for purchase will be purchased on the mandatory purchase date, and that if any owner of a bond subject to mandatory tender for purchase will not surrender such bond to the tender agent for purchase on such mandatory purchase date, and moneys sufficient to pay the purchase price of the bonds are on deposit with the tender agent, then such bond will be deemed to be an undelivered bond, and that no interest will accrue thereon on and after such mandatory purchase date and that the holder of the bonds will have no rights under the indenture other than to receive payment of the purchase price of the bonds and in the event that moneys sufficient to pay the purchase price of such bonds have not been provided to the tender agent either through the remarketing of such bonds or from the liquidity facility, that such bonds will not be purchased or deemed purchased and will continue to bear interest as if such failed purchase will not have occurred. The Authority will provide the trustee with a form of any such notice.

    Notice of Owner's Election to Tender Bond Deemed to be Irrevocable; Undelivered Bonds.  The giving of notice by an owner of a bond will constitute the irrevocable tender for purchase of each such bond with respect to which such notice will have been given, regardless of whether such bond is delivered to the tender agent for purchase on the relevant purchase date provided that moneys sufficient to pay the purchase price of such bonds are on deposit with the tender agent for such purpose.

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Redemption

    Optional Redemption.  On any interest payment date during a weekly interest rate period or daily interest rate period, the bonds will be subject to optional redemption by the Authority, in whole or in part, at a redemption price equal to the principal amount of the bonds, without premium; and on the day succeeding the last day of any bond interest term with respect to any bond, such bond will be subject to optional redemption by the Authority, in whole or in part, at a redemption price equal to the principal amount of the bonds, without premium.

    During any long-term interest rate period, the bonds will be subject to optional redemption by the Authority, in whole or in part, on any date during the periods specified below or, if approved by bond counsel on any date during the periods specified in the notice of the Authority to the trustee in whole at any time or in part from time to time, at the redemption prices (expressed as a percentage of principal amount) hereinafter indicated or specified in the notice of the Authority to the trustee, plus accrued interest, if any, to the date fixed for redemption:

Original Length of Long-Term Interest Rate Period	Commencement of Prepayment Period	Prepayment Price as a Percentage of
More than 10 years	8th anniversary of commencement of long-term interest rate period	102% declining by 1% on each succeeding anniversary of the first day of the prepayment period until reaching 100% and thereafter 100%
More than 8 years but not more than 10 years	6th anniversary of commencement of long-term interest rate period	101%until the first anniversary of the first day of the prepayment period and 100% from said first anniversary and thereafter
More than 5 years but not more than 8 years	4th anniversary of commencement of long-term interest rate period	100%
5 years or less	No prepayment

    Any bonds owned by us will be subject to optional redemption by the Authority, at any time in whole or in part at any time, and from time to time, at a redemption price of par, plus accrued interest to the date fixed for redemption.

    Mandatory Redemption.  The bonds will be subject to mandatory redemption, in authorized denominations, in a principal amount equal to an authorized denomination less than or equal to the amount of proceeds of insurance or condemnation payable under the installment sale agreement deposited in the mandatory redemption fund, on the earliest date for which notice of redemption may be given at a redemption price equal to the principal amount of the bonds, plus accrued interest to the redemption date, without premium. If bonds are to be redeemed, the Authority will provide the trustee, no later than ten business days prior to the day notice of such redemption is to be mailed, with a written order specifying the principal amount of bonds of each maturity to be redeemed.

    The bonds will be subject to mandatory redemption by lot on August 1 in the following respective years and in the following respective principal amounts by the application of mandatory sinking fund

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installments at a redemption price equal to the principal amount of such bonds, plus accrued interest to the redemption date, without premium:

Year	Principal Amount
2019	$880,000
2020	6,700,000
2021	6,700,000
2022	4,700,000
2023	4,700,000
2024	4,900,000
2025	5,000,000
2026	5,100,000
2027	5,100,000
2028	5,300,000
2029	5,500,000
2030	5,700,000
2031*	6,000,000

*
Stated Maturity.

    Selection of Bonds to be Redeemed.  If bonds are to be redeemed, the trustee will first select for redemption any bonds owned by us, and after that will select the bonds to be redeemed by lot. The portion of any bond of a denomination of more than $5,000 to be redeemed will be redeemed in an authorized denomination and, in selecting portions of such bonds for redemption, the party making the selection will treat each such bond as representing that number of bonds of $5,000 denomination which is obtained by dividing the principal amount of such bond by $5,000.

    Notice of Redemption.  In the case of any redemption of bonds, the trustee will give notice that bonds, identified by serial numbers and maturity date, have been called for redemption and, in the case of bonds to be redeemed in part only, the portion of the principal amount of the bonds that has been called for redemption (or if all the outstanding bonds of a maturity are to be redeemed, so stating, in which event such serial numbers may be omitted), that they will be due and payable on the date fixed for redemption (specifying such date) upon surrender of the bonds at the corporate trust office, at the redemption price (specifying such price) together with any accrued interest to such date, and that all interest on the bonds, or portions of the bonds, so to be redeemed will cease to accrue on and after such date.

    Such notice will be mailed by first class mail, in a sealed envelope, postage prepaid, at least thirty (30) but not more than sixty (60) days before the date fixed for redemption, to the owners of such bonds, or portions of the bonds, so called for redemption, at their respective addresses as the same will last appear on the bond register. Notwithstanding the foregoing, with respect to the owner of $1,000,000 or more aggregate principal amount of bonds, any redemption notice to such owner will be mailed by certified mail, return receipt requested or overnight delivery. No notice of redemption need be given to the owner of a bond to be called for redemption if such owner waives notice thereof in writing, and such waiver will be filed with the bond Registrar prior to the redemption date. Neither the failure of an owner to receive notice of redemption of bonds hereunder nor any error in such notice will affect the validity of the proceedings for the redemption of bonds.

    Notice of the redemption of any bonds, other than mandatory sinking fund redemption and excepting any notice that refers to any bonds that are the subject of an advance refunding, will be circulated only if sufficient funds have been deposited with the trustee to pay the redemption price of the bonds to be redeemed.

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    Payment of Redeemed Bonds.  If notice of redemption has been given or waived the bonds or portions of the bonds called for redemption will be due and payable on the date fixed for redemption at the redemption price, together with accrued interest to the date fixed for redemption, upon presentation and surrender of the bond to be redeemed at the office specified in the notice of redemption. If there will be called for redemption less than the full principal amount of a bond, the Authority will execute and deliver and the trustee will authenticate, upon surrender of such bond, and without charge to the owner of the bonds, bonds of like interest rate and maturity in an aggregate principal amount equal to the unredeemed portion of the principal amount of the bonds so surrendered in such authorized denominations as will be specified by the owner.

    If any bond or any portion of a bond will have been duly called for redemption and payment of the redemption price, together with unpaid interest accrued to the date fixed for redemption, will have been made or provided for, then interest on such bond or such portion will cease to accrue from such date, and from and after such date such bond or such portion will no longer be entitled to any lien, benefit, or security under the indenture and the owner of the bond will have no rights in respect of such bond or such portion except to receive payment of such Redemption Price, and unpaid interest accrued to the date fixed for redemption.

    Purchased and Redeemed Bonds as Satisfaction of Mandatory Sinking Fund Installments.  Upon any purchase or redemption of bonds (other than by application of mandatory sinking fund installments) an amount equal to the aggregate principal amount of bonds so purchased or redeemed will be credited towards a part or all of any one or more mandatory sinking fund installments for the bonds, as directed by the Authority in a written order. Any such written order will state the years in which and the amounts by which such mandatory sinking fund installments are to be reduced. The portion of any such mandatory sinking fund installment remaining after the deduction of any such amounts credited toward the same (or the original amount of any such mandatory sinking fund installment if no such amounts will have been credited toward the same) will constitute the unsatisfied balance of such mandatory sinking fund installment for the purpose of the calculation of principal installments due on a future date.

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BOOK-ENTRY SYSTEM

    DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or any other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

    Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or "beneficial owner," of each bond is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which beneficial owners entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

    To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

    Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

    Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after

S–13

the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

    Principal and interest payments and payments of purchase price with respect to the bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the issuer or the trustee on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the trustee or the Authority subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Authority or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants.

    Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the trustee and the Authority will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the trustee on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the trustee and the bond issuer will take all actions necessary to return the bonds to the full book-entry system of DTC.

    The bond issuer and the underwriter cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The bond issuer and the underwriter are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a beneficial owner with respect to the bonds or an error or delay relating thereto.

    The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or beneficial owners of the bonds, confirmation and transfer of beneficial ownership interests in the bonds and other related transactions by and between DTC, DTC's participants and the beneficial owners of the bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the beneficial owners should rely on the foregoing information with respect to these matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

    DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the trustee and discharging its responsibilities with respect thereto under applicable law or the Authority may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. If the book-entry system is discontinued, replacement certificates will be printed and delivered.

    THE TRUSTEE, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO OWNERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON THE NOTICE.

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SECURITY AND SOURCES OF PAYMENT FOR THE BONDS

    The bonds constitute limited obligations of the Authority payable from installment payments made by the District pursuant to the installment purchase agreement to be purchased with bond proceeds, and from certain funds established under the indenture. The installment purchase agreement will be in an aggregate principal amount equal to the principal amount of the bonds and the installment payments under the installment purchase agreement are scheduled to be sufficient for the payment in full of all principal of and interest on the bonds when due, or upon the earlier redemption of the bonds, including any redemption premium.

    Principal of and interest on the bonds are to be secured solely by the trust estate. The trust estate is: all of the rights, title and interest of the Authority in the installment purchase agreement and the proceeds and collections therefrom; the proceeds of the sale of the bonds, and moneys in all funds established by the indenture (except the rebate fund and the construction fund), including the investments, if any, thereof, and all income and proceeds derived from such investments.

THE STANDBY BOND PURCHASE AGREEMENT

    The obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $3.6 billion of obligations currently outstanding, not including the obligations described in this prospectus supplement.

    Owners of the bonds will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary the purchase price for the bonds when we receive an appropriate demand for payment. Our obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the bonds and up to 35days' interest on the bonds at the maximum rate of 12% per year.

Termination Events

    The scheduled expiration date of the standby bond purchase agreement is five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

    Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit such termination:

    •
    any portion of the commitment fee for the standby bond purchase agreement has not been paid when due on the quarterly payment date or any other amount payable under the standby bond purchase agreement has not been paid when due, and in either case, the failure will continue for three business days after notice thereof to the Authority;

    •
    the State of California takes any action which would have a materially adverse effect on the ability of the Authority to comply with the payment and security interest and lien covenants and obligations under the bonds, the ordinances, the standby bond purchase agreement, the payment agreement, and all other documents relating to the issuance of the bonds, or any right or remedy of the company or any owners of the bonds from time to time to enforce the covenants and obligations;

    •
    the Authority fails to observe or perform any covenant or agreement contained in the bonds, the ordinances, the standby bond purchase agreement or the payment agreement (and any amendments, substitutions or modifications of these agreements), and, if the failure is the result of a covenant breach which is capable of being remedied, the failure continues for ninety (90) days following written notice thereof to the Authority from us.

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      However, if the failure (other than a payment default) cannot be cured or corrected within the ninety day period, it will not constitute an event of default if the Authority institutes curative or corrective action within the period and diligently pursues the curative or corrective action until the failure of performance is cured or corrected, or there has not been at all times a remarketing agent performing its duties;

    •
    an event of default has occurred and is continuing under any of the ordinances, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements), as "event of default" is defined in the applicable document;

    •
    any representation, warranty, certification or statement made by the Authority in the ordinances, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements) or in any certificate, financial statement or other document delivered under those agreements proves to have been incorrect in any material respect when made;

    •
    any default by the Authority has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the Authority, under any "Related Documents," as defined in the standby bond purchase agreement, which is senior to, or on parity with, the bonds;

    •
    the Authority files a petition in voluntary bankruptcy for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

    •
    a court of competent jurisdiction enters an order, judgment or decree declaring the Authority insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the Authority, or approving a petition filed against the Authority seeking reorganization of the Authority under any applicable law or statute of the United States of America or any state thereof, and the order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

    •
    under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assumes custody or control of the Authority and the custody or control is not be terminated within (60) days from the date of assumption of the custody or control;

    •
    any material provision of the ordinances, the standby bond purchase agreement, the payment agreement, the remarketing agreement and all other documents relating to the issuance of the bonds or the bonds (including bonds owned by us) ceases for any reason whatsoever to be a valid and binding agreement of the Authority, or the Authority contests the validity or enforceability of those agreements; or

    •
    the Authority fails to pay when due any amount payable under any bond (regardless of any waiver of that failure by the owners of the bonds).

    If a termination event happens, we may deliver notice to the Authority, the trustee, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing

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under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

    The obligations of the Authority are described in a separate disclosure document relating to the bonds.

THE STANDBY LOAN AGREEMENT; GE CAPITAL

    In order to obtain funds to fulfill our obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital, under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on a date specified in the standby loan agreement, which will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on the borrowing date).

    The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

    GE Capital has the unilateral right at any time to assign its rights and obligations under the standby loan agreement to another standby lender unrelated to GE Capital, provided that the assignment does not result in a reduction in the credit rating of the obligations. This means that GE Capital will be released of all obligations and liabilities under any standby loan agreement which it has assigned. In the event of any assignment, you will not receive prior notice of the assignment nor will you have any additional rights with respect to the obligations of the bonds.

Ratio of Earnings to Fixed Charges

    The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

Year Ended December 31,
					Six Months Ended June 30, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.60

    For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

Where You Can Find More Information Regarding GE Capital

    GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information which GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

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GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

Incorporation of Information Regarding GE Capital

    The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

Document	Period
Annual Report on Form 10-K	Year ended December 31, 2000
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2001 and June 30, 2001

LEGAL MATTERS

    The legality of the obligations has been passed upon by in house counsel to Financial Guaranty Insurance Company, an affiliate of the company.

EXPERTS

    The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

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APPENDIX A

    TENDER TIMELINE

TENDERS FOR BONDS

PURCHASE DATE
(New York City time)

11:30 a.m. [1]	11:45 a.m. [2]	2:15 p.m. [3]	2:30 p.m. [4]
1.
Tender agent or the trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the purchase date, to FGIC-SPI specifying the aggregate principal amount of bonds to be purchased by FGIC-SPI on the purchase date.

2.
FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

3.
No later than 2:15 p.m. on each purchase date, GE Capital will make available the amount of borrowing requested.

4.
FGIC-SPI purchases bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the purchase date.

A–1

  $1,000,000,000

  principal amount plus interest

  Liquidity Facility Obligations

  of

  FGIC Securities Purchase, Inc.

    FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

    Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

    We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

        These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 19, 2001

    We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and this Prospectus may not be reproduced or used, in whole or in part, for any other purposes.

    The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

    This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

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INCORPORATION BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001, all heretofore filed with the Commission pursuant to Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Obligations covered by this Prospectus have been sold.

    You may request a copy of these filings, at no cost, as follows: Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

    You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

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SUMMARY

    The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that the securities cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

    The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified linked rate minus the fee charged by the Company for the liquidity facility. The owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

    If an owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which the INFLO owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

    Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

    The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will

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provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of the Company under the standby purchase agreement or similar contractual agreement terminate, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

    The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

THE COMPANY

    The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

    Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities, issued by municipal authorities or other issuers, through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

    The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

THE LIQUIDITY FACILITIES

    The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

    Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable liquidity facility as specified in the applicable Prospectus Supplement. Pursuant to the liquidity facilities, the Company will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such liquidity facility relates. The obligation of the Company under each liquidity facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

THE STANDBY LOAN AGREEMENT

    In order to obtain funds to fulfill our obligations under the liquidity facilities, we will enter into one or more standby loan agreements with one or more standby lenders under which the standby lenders will be irrevocably obligated to loan funds to us as needed to purchase the securities to which

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the applicable liquidity facility relates. Each standby loan agreement will have the terms set forth in the applicable prospectus supplement. We anticipate that each loan under a standby loan agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Securities. If stated in the applicable prospectus supplement, the standby lender may have the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement subject only to confirmation from the applicable rating agency or rating agencies that the assignment will not result in a lower credit rating on the obligations. We do not anticipate that a standby lender will guarantee the Securities to which its standby loan agreement relates or our obligation under any standby purchase agreement. Standby lenders will be identified in the appropriate prospectus supplement.

PLAN OF DISTRIBUTION

    The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

EXPERTS

    The financial statements of FGIC Securities Purchase, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in the Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus, and upon the authority of said firm as experts in accounting and auditing.

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$66,280,000

principal amount, plus interest

LIQUIDITY FACILITY OBLIGATIONS

issued by

FGIC Securities
Purchase, Inc.

in support of

Rancho California
Water District Financing Authority
Adjustable Rate Revenue Bonds
Series of 2001B

PRICING SUPPLEMENT

October 31, 2001

QuickLinks

INTRODUCTION
DESCRIPTION OF THE BONDS
BOOK-ENTRY SYSTEM
SECURITY AND SOURCES OF PAYMENT FOR THE BONDS
THE STANDBY BOND PURCHASE AGREEMENT
THE STANDBY LOAN AGREEMENT; GE CAPITAL
Ratio of Earnings to Fixed Charges
Where You Can Find More Information Regarding GE Capital
Incorporation of Information Regarding GE Capital
LEGAL MATTERS
EXPERTS
APPENDIX A
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
SUMMARY
THE COMPANY
THE LIQUIDITY FACILITIES
THE STANDBY LOAN AGREEMENT
PLAN OF DISTRIBUTION
EXPERTS